SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1 (b), (c) AND (d)

AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
(Amendment No. 2)*

GoDaddy Inc.

(Name of Issuer)

Class A Common Stock, par value $0.001 per share

(Title of Class of Securities)

380237107

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP # 380237107

1	Name of Reporting Persons TCV VII, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock (A)

	6	Shared Voting Power -0- shares of Class A Common Stock

	7	Sole Dispositive Power -0- shares of Class A Common Stock (A)

	8	Shared Dispositive Power -0- shares of Class A Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* PN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons TCV VII (A), L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock (A)

	6	Shared Voting Power -0- shares of Class A Common Stock

	7	Sole Dispositive Power -0- shares of Class A Common Stock (A)

	8	Shared Dispositive Power -0- shares of Class A Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* PN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons TCV Member Fund, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock (A)

	6	Shared Voting Power -0- shares of Class A Common Stock

	7	Sole Dispositive Power -0- shares of Class A Common Stock (A)

	8	Shared Dispositive Power -0- shares of Class A Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* PN

(A) Please see Item 4

CUSIP # 380237107

1	Name of Reporting Persons Technology Crossover Management VII, L.P.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock (A)

	6	Shared Voting Power -0- shares of Class A Common Stock

	7	Sole Dispositive Power -0- shares of Class A Common Stock (A)

	8	Shared Dispositive Power -0- shares of Class A Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* PN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons Technology Crossover Management VII, Ltd.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock (A)

	6	Shared Voting Power -0- shares of Class A Common Stock

	7	Sole Dispositive Power -0- shares of Class A Common Stock (A)

	8	Shared Dispositive Power -0- shares of Class A Common Stock

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* OO

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons Jay C. Hoag

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock

	6	Shared Voting Power -0- shares of Class A Common Stock (A)

	7	Sole Dispositive Power -0- shares of Class A Common Stock

	8	Shared Dispositive Power -0- shares of Class A Common Stock (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons Richard H. Kimball

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock

	6	Shared Voting Power -0- shares of Class A Common Stock (A)

	7	Sole Dispositive Power -0- shares of Class A Common Stock

	8	Shared Dispositive Power -0- shares of Class A Common Stock (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons John L. Drew

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock

	6	Shared Voting Power -0- shares of Class A Common Stock (A)

	7	Sole Dispositive Power -0- shares of Class A Common Stock

	8	Shared Dispositive Power -0- shares of Class A Common Stock (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons Jon Q. Reynolds, Jr.

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock

	6	Shared Voting Power -0- shares of Class A Common Stock (A)

	7	Sole Dispositive Power -0- shares of Class A Common Stock

	8	Shared Dispositive Power -0- shares of Class A Common Stock (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons Robert W. Trudeau

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock

	6	Shared Voting Power -0- shares of Class A Common Stock (A)

	7	Sole Dispositive Power -0- shares of Class A Common Stock

	8	Shared Dispositive Power -0- shares of Class A Common Stock (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons Christopher P. Marshall

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock

	6	Shared Voting Power -0- shares of Class A Common Stock (A)

	7	Sole Dispositive Power -0- shares of Class A Common Stock

	8	Shared Dispositive Power -0- shares of Class A Common Stock (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons Timothy P. McAdam

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock

	6	Shared Voting Power -0- shares of Class A Common Stock (A)

	7	Sole Dispositive Power -0- shares of Class A Common Stock

	8	Shared Dispositive Power -0- shares of Class A Common Stock (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons John C. Rosenberg

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock

	6	Shared Voting Power -0- shares of Class A Common Stock (A)

	7	Sole Dispositive Power -0- shares of Class A Common Stock

	8	Shared Dispositive Power -0- shares of Class A Common Stock (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

(A) Please see Item 4.

CUSIP # 380237107

1	Name of Reporting Persons David L. Yuan

2	Check the Appropriate Box if a Member of a Group*
	(a)	☒
	(b)	☐

3	SEC Use Only

4	Citizenship or Place of Organization United States Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5	Sole Voting Power -0- shares of Class A Common Stock

	6	Shared Voting Power -0- shares of Class A Common Stock (A)

	7	Sole Dispositive Power -0- shares of Class A Common Stock

	8	Shared Dispositive Power -0- shares of Class A Common Stock (A)

9	Aggregate Amount Beneficially Owned by Each Reporting Person -0- shares of Class A Common Stock (A)

10	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11	Percent of Class Represented by Amount in Row 9 0%

12	Type of Reporting Person* IN

(A) Please see Item 4.

Item 1(a).	Name of Issuer GoDaddy Inc. (the “Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices 14455 N. Hayden Road Scottsdale, AZ 85260

Item 2(a).

Name of Persons Filing
This statement is being filed by (1) TCV VII, L.P., a Cayman Islands exempted limited partnership (“TCV VII”), (2) TCV VII (A), L.P., a Cayman Islands exempted limited partnership (“TCV VII(A)”), (3) TCV Member Fund, L.P., a Cayman Islands exempted limited partnership (“Member Fund” and, together with TCV VII and TCV VII(A), the “TCV Funds”), (4) Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership (“TCM VII”), (5) Technology Crossover Management VII, Ltd., a Cayman Islands exempted company (“Management VII”), (6) Jay C. Hoag (“Mr. Hoag”), (7) Richard H. Kimball (“Mr. Kimball”), (8) John L. Drew (“Mr. Drew”), (9) Jon Q. Reynolds, Jr. (“Mr. Reynolds”), (10) Robert W. Trudeau (“Mr. Trudeau”), (11) Christopher P. Marshall (“Mr. Marshall”), (12) Timothy P. McAdam (“Mr. McAdam”), (13), John C. Rosenberg (“Mr. Rosenberg”) and (14) David L. Yuan (“Mr. Yuan”). Mr. Hoag, Mr. Kimball, Mr. Drew, Mr. Reynolds, Mr. Trudeau, Mr. Marshall, Mr. McAdam, Mr. Rosenberg and Mr. Yuan are collectively referred to as the “Members.” The TCV Funds, TCM VII, Management VII and the Members are sometimes collectively referred to herein as the “Reporting Persons.”

Item 2(b).	Address of Principal Office The mailing address for each of the Reporting Persons is: c/o Technology Crossover Ventures 528 Ramona Street Palo Alto, California 94301
Item 2(c)

Citizenship
Each of TCV VII, TCV VII(A), Member Fund and TCM VII are Cayman Islands exempted limited partnerships. Management VII is a Cayman Islands exempted company. The Members are each United States citizens.

Item 2(d) and (e).	Title of Class of Securities and CUSIP Number Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) CUSIP Number: 380237107

Item 3.	Not applicable.

Item 4.	Ownership

None of the Reporting Persons beneficially owns any shares of Class A Common Stock.

Technology Crossover Ventures was party to a Stockholder Agreement (the “Stockholder Agreement”), with entities affiliated with each of Kohlberg Kravis Roberts & Co. L.P., Silver Lake Partners and Mr. Robert Parsons (collectively, the “Stockholders”) which contained, among other things, certain provisions relating to transfer of, and coordination of the voting of, securities of the Issuer by the parties thereto.

By virtue of the Stockholder Agreement and the obligations and rights thereunder, the Reporting Persons, the Stockholders and/or certain of their affiliates may have been deemed to constitute a “group” for purposes of Section 13(d) of the Exchange Act. Technology Crossover Ventures no longer holds any shares of Class A Common Stock as of December 7, 2017 and no longer may be deemed a member of such a “group.” Certain entities affiliated with Silver Lake Partners, Kohlberg Kravis Roberts & Co. L.P. and Mr. Parsons are separately making Schedule 13G filings reporting their beneficial ownership of shares of Class A Common Stock.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:   ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
See Item 4 above.

Item 10.	Certification.
Not applicable.

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2018

TCV VII, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership,acting by its general partner

Technology Crossover Management VII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV VII (A), L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, L.P., a Cayman Islands exempted limited partnership,acting by its general partner

Technology Crossover Management VII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TCV MEMBER FUND, L.P.
a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, L.P. a Cayman Islands exempted limited partnership, acting by its general partner

Technology Crossover Management VII, Ltd., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

TECHNOLOGY CROSSOVER MANAGEMENT VII, LTD., a Cayman Islands exempted company

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Authorized Signatory

JAY C. HOAG

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

RICHARD H. KIMBALL

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

JOHN L. DREW

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

JON Q. REYNOLDS, JR.

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

ROBERT W. TRUDEAU

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

CHRISTOPHER P. MARSHALL

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

TIMOTHY P. MCADAM

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

JOHN C. ROSENBERG

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

DAVID L. YUAN

By:	/s/ Frederic D. Fenton
Name:	Frederic D. Fenton
Title:	Attorney in Fact

EXHIBIT INDEX

Exhibit

Exhibit 1: Agreement of Joint Filing dated February 11, 2016 (incorporated by reference from Exhibit 1 to Schedule 13G relating to the Common Stock of GoDaddy Inc. filed on February 11, 2016).

Exhibit 2: Statement Appointing Designated Filer and Authorized Signatories dated July 10, 2009 (incorporated by reference from Exhibit 2 to Schedule 13D relating to the Common Stock of Interactive Brokers Group, Inc. filed on July 10, 2009).

Exhibit 3: Statement Appointing Designated Filer and Authorized Signatories dated August 6, 2010 (incorporated by reference to Exhibit 5 to the Schedule 13D relating to the Common Stock of Green Dot Corporation filed on August 6, 2010).

Exhibit 4: Statement Appointing Designated Filer and Authorized Signatories dated December 31, 2010 (incorporated by reference to Exhibit 6 to the Schedule 13D relating to the Common Stock of K12 Inc. filed on May 5, 2011).